Amendment to
Amended and Restated Administration Agreement
Between JNL Investors Series Trust and
Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”), and JNL Investors Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Trust and the Administrator entered into an Amended and Restated Administration Agreement effective as of the 28th day of February, 2012 (“Agreement”), as amended June 15, 2012 and May 30, 2013, whereby the Administrator agreed to perform certain administrative services to several separate series of shares (each a “Fund”) of the Trust, as listed on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust has approved the addition of the JNL/PPM America Low Duration Bond Fund (“New Fund”) to the Trust.

Whereas, the parties have agreed to amend Schedule A and Schedule B of the Agreement to add the New Fund and its’ fees thereto.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 16, 2013, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 16, 2013, attached hereto.

In Witness Whereof, the Administrator and the Trust have caused this Amendment to be executed as of June 26, 2013, effective as of September 16, 2013.

JNL Investors Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A
Dated September 16, 2013

Fund	Class(es)
JNL/PPM America Low Duration Bond Fund	Class A
JNL/PPM America Total Return Fund	Class A
JNL Money Market Fund	Institutional Class

A-1

Schedule B
Dated September 16, 2013
Class A Shares

Funds	Fee
JNL/PPM America Low Duration Bond Fund (Class A)	0.10%
JNL/PPM America Total Return Fund (Class A)	0.10%
JNL Money Market Fund (Institutional Class)	0.00%

B-1